DAVID C. CUNDICK
                           Attorney at Law
                     50 West Broadway, Suite 900
                      Salt Lake City, Utah 84101
                           (801) 328-5600
                         FAX (801) 328-5651


                                   January 28, 1999


Board of Directors
Micro Interconnect Technology, Inc.
70 Horizon Drive
Bedford, N.H. 03110

	Re: Opinion and Consent of Counsel with respect to Registration Statement on Form SB-2.

Gentlemen,

     You have requested the opinion and consent of this law firm, as counsel, with respect to the proposed issuance and public distribution of certain securities of the Company pursuant to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission.

     The proposed offering and public distribution relates to 150,000 Units of the Company's securities, each Unit consists of one share of $.001 par value common stock and two Redeemable Common Stock Purchase Warrants, to be offered and sold to the public at a price of $2.00 per Unit. It is this firm's opinion that the Common Stock and Warrants will, when issued in accordance with the terms and conditions set forth in the registration statement, be duly authorized, validly issued, fully paid and nonassessable in accordance with the corporation laws of the state of Nevada.

     I hereby consent to be named as counsel for the Company in the registration statement and prospectus included therein.


                                   Sincerly,

                                   /s/ David Cundick

                                   David C. Cundick